World Point Terminals, LP Announces Financial Results for the Quarter Ended June 30, 2014

ST. LOUIS, Missouri, August 13, 2014 –World Point Terminals, LP (the “Partnership”), a Delaware limited partnership (NYSE: WPT), announced today its financial results for the quarter ended June 30, 2014.

Financial Summary

A summary of the financial results for the three months ended June 30, 2014 compared to the three months ended June 30, 2013, includes:

•	Revenues for the three months ended June 30, 2014 increased $1.5 million, or 7%, compared to the three months ended June 30, 2013.
o	Base storage services fees increased $1.4 million or 8% primarily as a result of additional contracted capacity at the Galveston terminal, the addition of tanks at the Baton Rouge terminal that were unutilized for a portion of 2013 and increased base storage rates at the Chesapeake terminal.
o	Excess storage services fees decreased $0.5 million primarily as a result of decreased throughput at the Jacksonville terminal and the elimination of profit sharing at the Chesapeake terminal in 2014.
o	Ancillary and additive services increased $0.6 million or 17% primarily as a result of increased activity at 10 of our 16 terminals.
•	Operating expenses for the three months ended June 30, 2014 increased slightly compared to the three months ended June 30, 2013. This increase was primarily attributable to a (i) $0.6 million increase in labor costs due to the expanded operations at the Jacksonville terminal, the acquisition of the Chickasaw and Blakeley terminals and normal wage increases, (ii) $0.2 million increase in utility costs due to the higher level of heat applied to customers’ products and (iii) $0.1 million increase in property taxes offset by a $0.9 million decrease in other operating expenses, primarily in connection with Hurricane Sandy at our Newark terminal.
•	Selling, general and administrative expenses for the three months ended June 30, 2014 increased $0.9 million, or 65%, compared to the three months ended June 30, 2013 as a result of costs incurred in connection with operating as a public company, including unit based compensation expense of $0.5 million in 2014.
•	Depreciation and amortization expense for the three months ended June 30, 2014 increased $0.5 million, or 11%, compared to the three months ended June 30, 2013. This increase is primarily due to (i) capital expenditures during the first and second quarters of 2014, (ii) the assets under construction which were placed in service in the second quarter of 2013 at the Weirton and Galveston terminals, (iii) the acquisition of additional terminal assets adjacent to the Jacksonville terminal in the second quarter of 2013 and (iv) the acquisition of two terminals in Mobile, Alabama.

•	Interest expense for the three months ended June 30, 2014 compared to the three months ended June 30, 2013 increased $0.2 million as a result of an increase in commitment fees and amortization of loan fees on our revolving credit agreement partially offset by a decrease in interest on the term loan that was repaid in the third quarter of 2013 in connection with our initial public offering.
•	Interest and dividend income for the three months ended June 30, 2014 decreased slightly compared to the three months ended June 30, 2013. This decrease was attributable to lower amounts of short-term investments.
•	Gain (loss) on investments for the three months ended June 30, 2014 increased $0.3 million compared to the three months ended June 30, 2013. The increase was primarily attributable to a larger mark-to-market gain on investments recorded at June 30, 2014.
•	Income tax expense for the three months ended June 30, 2014 increased $0.9 million compared with the three months ended June 30, 2013 primarily related to the reversal of deferred income taxes in the second quarter of 2013 which resulted in an income tax benefit for the period.
•	Net income for the three months ended June 30, 2014 decreased $0.7 million, or 7%, compared to the three months ended June 30, 2013. Net income attributable to unitholders was $9.0 million or $0.27 per unit for the three months ended June 30, 2014.
•	Adjusted EBITDA as defined by the Partnership was $14.7 million for the three months ended June 30, 2014.

A summary of the financial results for the six months ended June 30, 2014 compared to the six months ended June 30, 2013, includes:

•	Revenues for the six months ended June 30, 2014 increased $5.2 million, or 13%, compared to the six months ended June 30, 2013.
o	Base storage services fees increased $3.8 million or 12%, primarily as a result of additional contracted capacity at the Galveston terminal, the addition of tanks at the Baton Rouge terminal that were unutilized for a portion of 2013 and increased base storage rates at the Chesapeake terminal.
o	Excess storage services fees decreased $0.4 million, primarily as a result of decreased throughput at the Jacksonville terminal and decreased payments related to profit sharing at the Chesapeake terminal in 2014.
o	Ancillary and additive services increased $1.9 million or 30% primarily as a result of increased activity at 13 of our 16 terminals.
•	Operating expenses for the six months ended June 30, 2014 increased $0.1 million, or 1%, compared to the six months ended June 30, 2013. This increase was primarily attributable to a (i) $0.8 million increase in labor costs due to the expanded operations at the Jacksonville terminal, the acquisition of the Chickasaw and Blakeley terminals and normal wage increases, (ii) $0.6 million increase in utility costs due to the higher level of heat applied to customers’ products, (iii) $0.1 million increase in insurance premiums and (iv) $0.1 million increase in property taxes offset by a $0.5 million decrease in repairs and maintenance and a $1.0 million decrease in other operating expenses, primarily in connection with Hurricane Sandy at our Newark terminal.

•	Selling, general and administrative expenses for the six months ended June 30, 2014 increased $1.3 million, or 64%, compared to the six months ended June 30, 2013 as a result of costs incurred in connection with operating as a public company, including unit based compensation of $0.7 million in 2014.
•	Depreciation and amortization expense for the six months ended June 30, 2014 increased $1.4 million, or 17%, compared to the six months ended June 30, 2013. This increase is primarily due to (i) capital expenditures during the first and second quarters of 2014, (ii) assets under construction which were placed in service in the second quarter of 2013 at the Weirton and Galveston terminals, (iii) the acquisition of additional terminal assets adjacent to the Jacksonville terminal in the second quarter of 2013 and (iv) the acquisition of two terminals in Mobile, Alabama in the second quarter of 2014.
•	Interest expense for the six months ended June 30, 2014 compared to the six months ended June 30, 2013 increased $0.3 million as a result of an increase in commitment fees and amortization of loan fees on the revolver partially offset by a decrease in interest on the term loan.
•	Interest and dividend income for the six months ended June 30, 2014 decreased slightly compared to the six months ended June 30, 2013. This decrease was attributable to lower amounts of short-term investments.
•	Gain (loss) on investments for the six months ended June 30, 2014 decreased $0.5 million compared to the six months ended June 30, 2013. The decrease was primarily attributable to a larger mark-to-market gain on investments recorded at June 30, 2013.
•	Income tax expense for the six months ended June 30, 2014 increased $0.7 million compared with the six months ended June 30, 2013 primarily relating to the reversal of deferred income taxes in the second quarter of 2013 which resulted in an income tax benefit for that period.
•	Net income for the six months ended June 30, 2014 increased $1.0 million, or 6%, compared to the six months ended June 30, 2013. Net income attributable to unitholders was $17.9 million or $0.54 per unit for the six months ended June 30, 2014.
•	Adjusted EBITDA as defined by the Partnership was $28.7 million for the six months ended June 30, 2014.

Attachment A to this communication contains selected financial and operational data from the Partnership’s Condensed Consolidated Statements of Operations and Comprehensive Income for the three and six month periods ended June 30, 2014 and June 30, 2013.

Filing of Annual Report on Form 10-Q

World Point Terminals, LP filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission and posted that report to its website: www.worldpointlp.com on August 13, 2014.

Conference Call and Webcast

World Point Terminals, LP will host an annual investment-community conference call and webcast in conjunction with the filing of its Annual Report on Form 10-K. The next call will be scheduled in March 2015 to discuss calendar year 2014 financial and operational performance.

About World Point Terminals, LP

World Point Terminals, LP is a master limited partnership that owns, operates, develops and acquires terminals and other assets relating to the storage of light refined products, heavy refined products and crude oil. The Partnership currently owns 14.6 million barrels of storage capacity at 16 strategically located terminals in the East Coast, Gulf Coast and Midwest regions of the United States. The Partnership is headquartered in St. Louis, Missouri.

Forward-Looking Statements

Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as “possible,” “if,” “will” and “expect” and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Partnership does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which the Partnership becomes aware, after the date hereof.

Non-GAAP Financial Measure.

In addition to the GAAP results provided in this quarterly report on Form 10-Q, we provide a non-GAAP financial measure, Adjusted EBITDA. We define Adjusted EBITDA as net income (loss) before net interest expense, income tax expense and depreciation and amortization expense, as further adjusted to remove gain or loss on investments and on the disposition of assets and non-recurring items, such as the IPO expenses.

Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;
•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;
•	our ability to incur and service debt and fund capital expenditures; and
•	the viability of acquisitions and other capital expenditure projects and the returns on investment in various opportunities.

We believe that the presentation of Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. The GAAP measure most directly comparable to Adjusted EBITDA is net income. Our non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to GAAP net income. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Attachment B to this communication contains a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure for the three and six month periods ended June 30, 2014 and June 30, 2013.

Contacts:

Liz McGee

Investor Relations

Phone: (314) 854-8366

lmcgee@worldpointlp.com

Attachment A: Selected Financial and Operational Data

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
	(Dollars in thousands)
		(Predecessor)		(Predecessor)
REVENUES
Third parties	$14,371	$13,189	$28,784	$25,352
Affiliates	8,042	7,729	16,361	14,552
	22,413	20,918	45,145	39,904

Operating costs, expenses and other
Operating expenses	5,302	5,094	12,494	12,200
Operating expenses reimbursed to affiliates	802	981	1,473	1,650
Selling, general and administrative expenses	1,869	893	2,518	1,056
Selling, general and administrative expenses reimbursed to affiliates	451	515	905	1,029
Depreciation and amortization	4,964	4,489	9,795	8,358
Income from joint venture	(132)	-	(261)	-
Total operating costs, expenses and other	13,256	11,972	26,924	24,293

INCOME FROM OPERATIONS	9,157	8,946	18,221	15,611

OTHER INCOME (EXPENSE)
Interest expense	(217)	(46)	(430)	(137)
Interest and dividend income	37	56	46	108
Gain (loss) on investments and other-net	130	(126)	159	664
Income before income taxes	9,107	8,830	17,996	16,246
Provision for income taxes	53	(889)	73	(643)
NET INCOME	$9,054	$9,719	$17,923	$16,889

Operating Data:
Available storage capacity, end of period (mbbls)	14,591	11,860	14,591	11,860
Average daily terminal throughput (mbbls)	197	162	189	148

Attachment B: Reconciliation of Net Income to Adjusted EBITDA

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
	(Dollars in thousands)
Reconciliation of Net Income to Adjusted EBITDA:
Net income attributable to unitholders / shareholder	$9,054	$9,719	$17,923	$16,889
Depreciation and amortization	4,964	4,489	9,795	8,358
Depreciation and amortization – CENEX joint venture	46	-	67	-
Provision for income taxes	53	(889)	73	(643)
Interest expense and other	217	46	430	137
IPO expenses	-	857	-	857
Interest and dividend income	(37)	(56)	(46)	(108)
Equity based compensation expense	510	-	662	-
(Gain) loss of investments and other - net	(130)	126	(159)	(664)
Adjusted EBITDA	$14,677	$14,292	$28,745	$24,826

Page 6 of 6